THIRD AMENDED PROMISSORY NOTE

$125,000.00	Original Issue Date September 17, 2008
First Amendment Date May 27, 2009
Second Amendment Date January 28, 2010
Third Amendment Date April 19, 2010
Sarasota, Florida

FOR VALUE RECEIVED, PlanGraphics, Inc., a Colorado corporation, as successor in interest by merger to Integrated Freight Corporation, a Florida corporation,  ("Maker") whose principal executive office is located at Suite 200, 6371 Business Boulevard, Sarasota, Florida 34240, promises to pay to Monte W. Smith ("Holder") the sum of One Hundred Twenty-five Thousand Dollars and No Cents ($125,000.00), together with simple interest at a rate of eight percent per annum. The principal amount hereof, together with accrued and unpaid interest shall be due and payable and it shall be paid in full not later than May 15, 2011 (“Maturity Date”), provided, (a) that in the event the Maker closes on funding in the amount of not less than $2,500,000 prior to the Maturity Date, this Note shall in such event be prepaid promptly in full, at such address as to which written notice is given to Maker by Holder from time to time, subject nevertheless to an extenson in accordance with Holder’s forebearance agreement for the benefit of Tangiers Investors L.P. and (b) the Maturity date is subject to extension by mutual agreement of the Maker and the Holder.

Maker hereby reserves the right to prepay this Note in whole or in part at any time and from time to time prior to the Maturity Date without premium or penalty.

The payment and performance of this Note is secured by and Maker does hereby pledge and grant a first priority security interest in all shares of common stock of Smith Systems Transportation, Inc., a Nebraska corporation, (the common stock being the “Collateral” and the company being “Smith Systems”, as the context may require), being all of the common stock of Smith Systems acquired by Maker from Holder.  This security interest is a purchase money security interest.   In the event of default in payment of this Note according to its terms and any amendment hereto or extension hereof, Maker shall promptly upon demand by Holder deliver the Collateral to Holder, provided that Holder shall likewise deliver to Maker, against delivery of the Collateral all of Maker’s common stock registered in the name of Holder and (a) if funds advanced by Maker to Smith Systems are more than the amount of funds advanced by Smith Systems to Maker, Smith Systems or Holder shall repay the difference to Maker or (b) if funds advanced by Maker to Smith Systems are less than the amount of funds advanced by Smith Systems to Maker, Maker shall repay the difference to Smith Systems.

The Maker’s failure to pay to Holder when due principal of or interest on this Note or the note of like tenor held by Monte W. Smith shall be events of default.

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Maker agrees to pay to Holder's reasonable attorneys' fees and costs, whether or not an action be brought, for the services of counsel and of a collection agency employed after the Maturity Date or upon default to collect this Note or any principal or interest due hereunder, or to protect the collateral security, if any, or enforce the performance of any other agreement contained in this Note or in any instrument of security as aforesaid, including costs and attorneys' fees on appeal, in bankruptcy matters or post judgment relief.

Maker does hereby waive notice of acceptance of this Note, notice of the occurrence of any default under this Note or under any instrument securing this Note and presentment, demand, notice of maturity, protest, notice of dishonor, notice of non-payment and notice of protest and all requirements necessary to hold Maker liable as a maker of this Note.

The use of the proceeds of this Note is for commercial purposes and is not for personal or household purposes.  This Note is an Nebraska contract and shall be construed and interpreted under Nebraska law.

Amendment acknowledged and accepted:	PlanGraphics, Inc.

/s/ Monte W. Smith Monte W. Smith	By: /s/ Paul A. Henley Paul A. Henley, President

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